Exhibit 10.8
JUDGMENT SHARING AGREEMENT
BY AND AMONG
HILLENBRAND INDUSTRIES, INC.
BATESVILLE HOLDINGS, INC.
AND
BATESVILLE CASKET COMPANY, INC.
Dated as of March 14, 2008

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TABLE OF CONTENTS
(continued)

		Page
4.11	No Admission of Liability	14
4.12	Limitation on Damages	14
4.13	Joint Authorship	14
4.14	References; Construction	15
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JUDGMENT SHARING AGREEMENT
     THIS JUDGMENT SHARING AGREEMENT, dated as of March 14, 2008 (this “Agreement”), is entered into by and among Hillenbrand Industries, Inc., an Indiana corporation (“HI”), Batesville Holdings, Inc., an Indiana corporation (“BSI Parent”), and Batesville Casket Company, Inc., an Indiana corporation (“BSI”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in Article I.
WITNESSETH:
     WHEREAS, HI currently owns all the issued and outstanding capital stock of BSI Parent, and BSI is an indirect wholly owned subsidiary of BSI Parent;
     WHEREAS, the Board of Directors of HI is currently considering (a) the spin-off of its entire ownership interest in BSI Parent through a distribution of all the outstanding shares of capital stock of BSI Parent to the shareholders of HI (the “Distribution”) and (b) the change of the names of HI and BSI Parent to Hill-Rom Holdings, Inc. and Hillenbrand, Inc., respectively, prior to the consummation of the Distribution; and
     WHEREAS, HI and BSI are each named as codefendants in the BSI Litigation Matters and as such, may become jointly and severally liable for the payment of damages assessed in that litigation;
     NOW, THEREFORE, in consideration of the mutual promises, covenants and obligations herein contained and intending to be legally bound hereby, the parties hereto agree as follows:
ARTICLE I.
DEFINITIONS
     1.01 General. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
     AAA: as defined in Section 3.04(a).
     Action: any claim, suit, action, mediation, arbitration, inquiry, investigation or other proceeding of any nature (whether criminal, civil, legislative, administrative, regulatory, prosecutorial or otherwise) by or before any mediator, arbitrator or Governmental Authority.
     affiliate: with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person; provided, however, that for purposes of this Agreement, no member of either Group and no officer or director of any member of either Group shall be deemed to be an affiliate of any member of the other Group.
     Agreement: as defined in the preamble to this Agreement.

     Applicable Deadline: as defined in Section 3.03(b).
     Applicable Rate: the rate of interest applicable from time to time to the indebtedness outstanding under a Person’s senior bank credit facility or, if no such indebtedness is outstanding, the Base Rate.
     Arbitration Act: the United States Arbitration Act, 9 U.S.C. ss.ss 1-16, as the same may be amended from time to time.
     Arbitration Demand Date: as defined in Section 3.03(a).
     Arbitration Demand Notice: as defined in Section 3.03(a).
     Base Rate: the rate which Citibank, N.A. (or any successor thereto or other major money center commercial bank agreed to by the parties hereto) announces from time to time as its base lending rate, as in effect from time to time.
     best efforts: a Person’s good faith best efforts to achieve a goal as expeditiously as possible, which may require the incurrence of expense or hardship in order to achieve the reasonable expectations of another party as agreed hereunder.
     BSI: as defined in the preamble of this Agreement, including its successors and permitted assigns.
     BSI Funding Component: with respect to each BSI Litigation Matter, the sum of the Initial BSI Funding Tranche and the Second BSI Funding Tranche, if any.
     BSI Group: BSI Parent and the BSI Subsidiaries.
     BSI Litigation Funding Obligation: with respect to each BSI Litigation Matter, the aggregate amount that HI and/or BSI are required to pay or post in cash (a) to satisfy in whole a claim (including, if any, interest, penalties, attorneys fees and court costs) arising from such BSI Litigation Matter if and only upon such claim being Finally Determined, or (b) to post a supersedeas bond (including the cost of the bond, cash collateral or letter of credit that must be provided or posted, fees and other costs), in the event HI or BSI elects to do so, to defer the execution of any judgment which may be entered in connection with such BSI Litigation Matter pending its Final Determination.
     BSI Litigation Matter: To the extent not covered by collectible insurance: (a) each Action listed on Schedule 2.01; (b) each additional Action hereafter asserted prior to the consummation of the Distribution against both a member of the HI Group and a member of the BSI Group seeking damages for alleged violations of state and federal antitrust laws based upon the BSI Group’s method of distributing caskets exclusively through licensed funeral directors; and (c) any other Action consolidated for purposes of trial with any Action referred to in clause (a) or (b) above.
     BSI Parent: as defined in the preamble of this Agreement, including its successors and permitted assigns.

     BSI Subsidiaries: all of the corporations, limited liability companies or other entities listed on Exhibit A as members of the BSI Group, and any other Subsidiaries of BSI Parent, in each case including their successors and permitted assigns.
     Business Day: any day other than a Saturday, a Sunday or a day on which banking institutions located in the State of Indiana are authorized or obligated by law or executive order to close.
     Deposit Date: as defined in Section 2.01(b).
     Distribution: as defined in the second “Whereas” clause of this Agreement.
     Escalation Notice: as defined in Section 3.02(a).
     Final Determination or Finally Determined: with respect to any Action, threatened Action or other matter, that the outcome or resolution of that Action, threatened Action or matter has either (a) been decided by an arbitrator or Governmental Authority of competent jurisdiction by judgment, order, award or other ruling or (b) has been settled or voluntarily dismissed and, in the case of each of clauses (a) and (b), the claimants’ rights to maintain that Action, threatened Action or other matter have been finally adjudicated, waived, discharged, settled, or extinguished as to all members of the HI Group and the BSI Group, and that judgment, order, ruling, award, settlement or dismissal (whether mandatory or voluntary, but if voluntary that dismissal must be final, binding and with prejudice as to all claims specifically pleaded in that Action) is subject to no further appeal, vacatur proceeding or discretionary review.
     Funding Bank Account: a demand deposit account with a financial institution located in the continental United States designated mutually by HI and BSI for the deposit of their respective Funding Components and from which account the parties may withdraw funds based only upon their joint instructions.
     Funding Components: the BSI Funding Component and the HI Funding Component applicable to any BSI Litigation Matter.
     Governmental Authority: any federal, state, local, foreign or international court, government, department, commission, board, bureau or agency, authority (including, but not limited to, any central bank or taxing authority) or instrumentality (including, but not limited to, any court, tribunal or grand jury) exercising executive, prosecutorial, legislative, judicial, regulatory or administrative functions of or pertaining to government or any other regulatory, administrative or governmental authority.
     Group: the HI Group or the BSI Group, as the context requires.
     HI: as defined in the preamble to this Agreement, including its successors and permitted assigns.
     HI Funding Component: with respect to each BSI Litigation Matter, the HI Funding Tranche.

     HI Funding Tranche: as defined in Section 2.01(c).
     HI Group: HI and the HI Subsidiaries.
     HI Subsidiaries: all of the corporations, limited liability companies or other entities listed on Exhibit A as members of the HI Group, and any other Subsidiaries of HI, in each case including their successors and permitted assigns.
     Initial BSI Funding Tranche: as defined in Section 2.01(c).
     Maximum Funding Obligation: with respect to each BSI Litigation Matter, the aggregate maximum amount that either HI or BSI is obligated to contribute to the satisfaction of a BSI Litigation Funding Obligation determined in accordance with the provisions of Section 2.01(c).
     Maximum Funding Proceeds: the maximum amount of cash and cash proceeds that a Person and its Subsidiaries have on hand and/or have raised, using their best efforts (without any requirement to sell assets other than cash equivalents), to satisfy a BSI Litigation Funding Obligation, including all cash on hand, all cash equivalents that can be converted to cash, all available internally generated funds, the drawing of all undrawn capacity under existing credit facilities, the creation of and drawdown under new secured and unsecured credit facilities and term loans to the maximum extent practicable under the circumstances and the aggregate net proceeds from the issuance and sale of additional equity, debt and hybrid securities; provided, however, that (a) for a Person and its Subsidiaries this definition of Maximum Funding Proceeds shall exclude a Normal Operating Cash Balance and (b) for purposes of calculating the amount of Maximum Funding Proceeds, a Person and its Subsidiaries shall not be required to issue and sell more equity securities than can be underwritten on a firm commitment basis by one or more Qualified Investment Bankers at normal discount rates. For this purpose, such Person and its Subsidiaries shall be required to use their best efforts to raise the maximum amount of cash and net proceeds from such transactions, borrowings and debt securities sales as expeditiously as possible. In negotiating the terms of such transactions, borrowings and debt securities sales, the maximization of cash and net proceeds shall be given priority over the minimization of the costs of raising such proceeds, the minimization of restrictive covenants, the avoidance of the creation of liens on assets or the preservation of a debt rating.
     Normal Operating Cash Balance: the amount of operating cash required to sustain the business of a Person and its Subsidiaries after the date of the Distribution, including amounts required to service all indebtedness incurred by such Person and its Subsidiaries after that date, currently estimated to be $40 million in the case of the HI Group and $30 million in the case of the BSI Group, in each case as determined by a Qualified Solvency Expert with reference to the levels of operating cash required by each Group from and after the date of this Agreement.
     Person: an individual, a limited or general partnership, a joint venture, a corporation, a trust, a limited liability company, an unincorporated organization, or a Governmental Authority.
     Qualified Investment Banker: Citigroup Global Markets Inc. or Goldman, Sachs & Co., including in each case its successors and assigns, or any other investment banking firm of national stature in the United States mutually approved by HI and BSI.

     Qualified Solvency Expert: Duff & Phelps, Inc. or its successor or any other firm of solvency experts of national reputation in the United States mutually approved by HI and BSI.
     Rules: as defined in Section 3.05.
     representative: with respect to any Person, any of such Person’s directors, officers, employees, agents, consultants, advisors, accountants, attorneys and representatives.
     Required Funding Obligation: the lesser of the aggregate amount of a Person’s Maximum Funding Proceeds or such smaller amount that such Person is required to contribute to the satisfaction of a BSI Litigation Funding Obligation pursuant to Section 2.01.
     Second BSI Funding Tranche: as defined in Section 2.01(c).
     Settlement Agreement: as defined in Section 2.04.
     Solvency Threshold: one dollar short of the level at which an additional liability or obligation of a Person incurred for less than equivalent value would become subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provision of applicable state law, all as determined by a Qualified Solvency Expert.
     Subsidiary: with respect to any specified Person, any corporation or other legal entity of which such Person or any of its Subsidiaries controls or owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of members to the board of directors or similar governing body, in each case including its successors or permitted assigns; provided, however, that for purposes of this Agreement, no member of the BSI Group shall be deemed to be a Subsidiary of any member of the HI Group.
     1.02 References to Time. All references in this Agreement to times of the day shall be to Batesville, Indiana time, except as otherwise specifically provided herein.
ARTICLE II.
BSI LITIGATION FUNDING OBLIGATIONS
     2.01 Funding Methodology.
          (a) Expenses. BSI and the BSI Subsidiaries shall bear, at their sole expense, all joint attorneys’, accountants’, consultants’, expert witnesses’ and other professionals’ fees and expenses and all other out-of-pocket costs incurred on behalf of themselves and HI and the HI Subsidiaries in the investigation, defense and/or evaluation of each BSI Litigation Matter.
          (b) Deposit of Funds. At least fifteen days prior to the date that funds representing a BSI Funding Component and an HI Funding Component are required to be available to pay a claim or post a supersedeas bond in connection with a BSI Litigation Matter (a “Deposit Date”), BSI and HI shall specify in writing (i) their good faith best estimates of the amounts of the Initial BSI Funding Tranche, the HI Funding Tranche and the Second BSI Funding Tranche, if any, and the key assumptions used in calculating each such estimate, in each case as determined as of such date, (ii) the clause of the definition of BSI Litigation Funding Obligation to which the foregoing Funding Components relate and (iii) the relevant Deposit Date. Both the HI Group and the BSI Group are committed to generate additional Maximum Funding Proceeds pursuant to Section 2.01(d) between the date of such specification and the relevant Deposit Date. Therefore, on the Business Day prior to each Deposit Date, if the amount of Maximum Funding Proceeds generated by either the HI Group or the BSI Group has increased since the date of the foregoing specification, HI and BSI shall further specify in writing the different amounts, if any, of the two components of the BSI Funding Component and the HI Funding Component and the reasons for each increase therein, and such different amounts shall, for all purposes, be the two components of the BSI Funding Component and the HI Funding Component with respect to such BSI Litigation Matter. On each Deposit Date, BSI and HI shall deposit immediately available funds in the Funding Bank Account in the amounts of the BSI Funding Component and the HI Funding Component, as the case may be, applicable to the BSI Litigation Matter to which such Deposit Date relates. Notwithstanding any other provision in this Agreement, (x) in the event that the Maximum Funding Proceeds that could be generated by the HI Group and the BSI Group would not be adequate in the aggregate to satisfy a BSI Litigation Funding Obligation, no party to this Agreement shall be obligated to engage in activities to generate Maximum Funding Proceeds, (y) if the Maximum Funding Proceeds that have been generated by BSI and HI in connection with a BSI Litigation Matter are not adequate to satisfy in full a BSI Litigation Funding Obligation, no party to this Agreement shall be obligated to deposit funds so generated in the Funding Bank Account on the related Deposit Date and (z) neither HI nor BSI shall be obligated to raise more funds than are required to satisfy in full its Required Funding Obligation with respect to any BSI Litigation Matter.
          (c) Sources of Funding for BSI Litigation Funding Obligation. Notwithstanding any other provision of this Agreement to the contrary, HI and BSI agree that between themselves the following allocation principles shall be used in determining the sources of the funding of each BSI Litigation Funding Obligation, if any, depending on the amount of that obligation: (i) first, the BSI Group shall contribute an amount equal to its Maximum Funding Proceeds minus the difference between $50 million and the Normal Operating Cash Balance of the BSI Group to the extent that the BSI Group’s Normal Operating Cash Balance is less than $50 million (the “Initial BSI Funding Tranche”); (ii) second, the HI Group shall contribute an amount equal to its Maximum Funding Proceeds (the “HI Funding Tranche”); and (iii) third, the BSI Group shall contribute the balance of its Maximum Funding Proceeds (the “Second BSI Funding Tranche”); provided, however, that HI and BSI agree between themselves that (x) the respective funding obligations of each member of each Group under this Section 2.01(c) shall never exceed its respective Solvency Threshold, (y) neither Group shall be required to apply any portion of its Normal Operating Cash Balance to the satisfaction of a BSI Litigation Funding Obligation and (z) neither Group shall be required to issue and sell a percentage of its total outstanding equity securities that is greater than the percentage of outstanding total equity securities that the other Group is obligated to issue and sell under the definition of Maximum Funding Proceeds.
          (d) Obligations to Maximize Funding Proceeds. Between the date on which a judgment is entered with respect to any BSI Litigation Matter and the related Deposit Date, each member of the HI Group and the BSI Group shall use its best efforts to raise the Maximum Funding Proceeds. Prior to using any funds deposited by HI to satisfy a BSI Litigation Funding

Obligation, BSI shall first use all of the Maximum Funding Proceeds from the Initial BSI Funding Tranche for such purpose. Prior to using any funds deposited by BSI with respect to the Second BSI Funding Tranche, HI shall use all funds deposited by HI with respect to the HI Funding Tranche.
          (e) Repayment of Excess Funds. As soon as it can be determined, HI and BSI shall promptly ascertain the portions, if any, of the amounts deposited by HI and BSI in satisfaction of a Finally Determined BSI Litigation Funding Obligation that exceed their respective Funding Components. Any portion of the amount deposited by either HI or BSI that exceeds its respective Funding Component shall be remitted promptly to HI or BSI, as the case may be.
     2.02 Rights of Contribution. In the event that the allocation provisions of Section 2.01 are held to be unenforceable in accordance with their terms by a Governmental Authority, HI and BSI Parent agree between themselves to contribute to the satisfaction of any BSI Litigation Funding Obligation based upon principles of general common law contribution determined with reference to the respective fault of HI and BSI, if any, as reflected in the trial record of the BSI Litigation Matter, or failing to reach such an agreement, pursuant to an arbitration initiated and conducted in accordance with Article III.
     2.03 Termination of Agreement. If either HI or BSI shall be dismissed as a defendant in any BSI Litigation Matter (except where a party is dismissed or otherwise released, whether by release, covenant not to sue or otherwise, as a result of its entry into a Settlement Agreement) or shall be found upon conclusion of trial not to be responsible for the payment of any damages to the plaintiffs in such lawsuit, all obligations under this Article II of the party so dismissed or found not to be responsible for the payment of any damages with respect to such BSI Litigation Matter shall terminate once such dismissal or finding of no liability for the payment of damages has been Finally Determined.
     2.04 Settlement. Either HI or BSI may settle alone, the claims against it in any BSI Litigation Matter or enter into a judgment sharing or similar agreement with one or more codefendants in any BSI Litigation Matter (collectively a “Settlement Agreement”), but no such Settlement Agreement shall release the signatory thereto from its obligations under this Article II to the other party to this Agreement unless such Settlement Agreement results in a Final Determination.
     2.05 Exclusive Remedy. The terms of this Article II are in lieu of any other rights of contribution, indemnity, reimbursement or sharing, or any other claims, suits or causes of action by or on behalf of the parties to this Agreement relating to all BSI Litigation Matters.
     2.06 Further Assurances. Unless otherwise expressly provided in this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the transactions contemplated by this Agreement.

ARTICLE III.
ARBITRATION; DISPUTE RESOLUTION
     3.01 Agreement to Arbitrate. The procedures for discussion, negotiation and arbitration set forth in this Article III shall be the final, binding and exclusive means to resolve, and shall apply to all disputes, controversies or claims (whether in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement. Each party agrees on behalf of itself and each member of its respective Group that the procedures set forth in this Article III shall be the final, binding and exclusive remedy in connection with any dispute, controversy or claim relating to any of the foregoing matters and irrevocably waives any right to commence any Action in or before any Governmental Authority, except to the extent provided under the Arbitration Act in the case of judicial review of arbitration results or awards. Each party on behalf of itself and each member of its respective Group irrevocably waives any right to any trial by jury with respect to any dispute, controversy or claim covered by this Section 3.01.
     3.02 Escalation.
          (a) Expeditious Resolution.  It is the intent of the two Groups to use their respective commercially reasonable efforts to resolve expeditiously any dispute, controversy or claim between them with respect to the matters covered by this Agreement that may arise from time to time on a mutually acceptable negotiated basis. In furtherance of the foregoing, any party involved in a dispute, controversy or claim may deliver a notice (an “Escalation Notice”) demanding an in-person meeting involving representatives of the two Groups at a senior level of management (or if the parties agree, of the appropriate business function or division within such entity). A copy of any such Escalation Notice shall be delivered addressed to the General Counsel, or like chief legal officer or official, of each party involved in the dispute, controversy or claim (which copy shall state that it is an Escalation Notice pursuant to this Agreement). Any agenda, location or procedure for such discussions or negotiations between the parties may be established by agreement of the parties from time to time; provided, however, that the parties shall use their reasonable best efforts to meet within three days of the Escalation Notice.
          (b) Good Faith Negotiations. Following delivery of an Escalation Notice, the parties shall undertake good faith, diligent efforts to negotiate a commercially reasonable resolution of the dispute, controversy or claim. The parties may, by mutual consent, retain a mediator to aid the parties in their discussions and negotiations. Any opinion expressed by the mediator shall be strictly advisory and shall not be binding on the parties, nor shall any opinion expressed by the mediator be admissible in any arbitration proceedings. The mediator may be chosen from a list of mediators selected by the parties or by other agreement of the parties. All third-party costs of the mediation shall be borne equally by the parties involved in the matter, and each party shall be responsible for its own expenses. Mediation is not a prerequisite to an Arbitration Demand Notice under Section 3.03.

     3.03 Demand for Arbitration.
          (a) Initiation of Process. At any time following three days after the date of an Escalation Notice (the “Arbitration Demand Date”), any party involved in the dispute, controversy or claim (regardless of whether such party delivered the Escalation Notice) may deliver a notice demanding arbitration of such dispute, controversy or claim (an “Arbitration Demand Notice”). Delivery of an Escalation Notice by a party shall be a prerequisite to delivery of an Arbitration Demand Notice by that party or the other party, provided, however, that in the event that any party shall deliver an Arbitration Demand Notice to another party, such other party may itself deliver an Arbitration Demand Notice to such first party with respect to any related dispute, controversy or claim with respect to which the Applicable Deadline has not passed without the requirement of delivering an Escalation Notice. No party may assert that the failure to resolve any matter during any prior discussions or negotiations, the course of conduct during such prior discussions or negotiations, or the failure to agree on a mutually acceptable time, agenda, location or procedure for a meeting is a prerequisite to an Arbitration Demand Notice under Section 3.03. In the event that any party delivers an Arbitration Demand Notice with respect to any dispute, controversy or claim that is the subject of any then pending arbitration proceeding or of a previously delivered Arbitration Demand Notice, all such disputes, controversies and claims shall be resolved in the arbitration proceeding for which an Arbitration Demand Notice was first delivered unless the arbitrators in their sole discretion determine that it is impracticable or otherwise inadvisable to do so.
          (b) Limitation Periods. Any Arbitration Demand Notice may be given until the date that is two years after the later of the occurrence of the act or event giving rise to the underlying claim or the date on which such act or event was, or should have been, in the exercise of reasonable due diligence, discovered by the party asserting the claim (as applicable and as it may in a particular case be specifically extended by the parties in writing, the “Applicable Deadline”). Any discussions, negotiations or mediations between the parties pursuant to this Agreement or otherwise will not toll the Applicable Deadline unless expressly agreed in writing by the parties. Each of the parties agrees on behalf of itself and each member of its Group that if an Arbitration Demand Notice with respect to a dispute, controversy or claim is not given prior to the occurrence of the Applicable Deadline, as between or among the parties and the members of their Groups, such dispute, controversy or claim will be barred. Subject to Section 3.08, upon delivery of an Arbitration Demand Notice pursuant to Section 3.03(a) prior to the Applicable Deadline, the dispute, controversy or claim, and all substantive and procedural issues related thereto, shall be decided by a three member panel of arbitrators in accordance with this Article III.
     3.04 Arbitrators.
          (a) Selection.  The party delivering the Arbitration Demand Notice shall notify the American Arbitration Association (“AAA”) and the other parties in writing describing in reasonable detail the nature of the dispute. Within five days of the date of the Arbitration Demand Notice, the members of each Group shall select one arbitrator from the members of a panel of arbitrators of the AAA. The selected arbitrators shall then jointly select a third arbitrator from the members of a panel of arbitrators of the AAA, and such third arbitrator shall be disinterested with respect to each of the parties and shall be experienced in complex commercial arbitration. In the event that the parties’ selected arbitrators are unable to agree on the selection of the third arbitrator, the AAA shall select the third arbitrator, within ten days of the date of the

Arbitration Demand Notice. In the event that any arbitrator is unable to serve, his replacement will be selected in the same manner as the arbitrator to be replaced. The vote of two of the three arbitrators shall be required for any decision under this Article III.
          (b) Time. The arbitrators will set a time for the hearing of the matter which will commence no later than ten days after the date of appointment of the third arbitrator and which hearing will be no longer than three days (unless in the judgment of the arbitrators the matter is unusually complex and sophisticated and thereby requires a longer time, in which event such hearing shall be no longer than five days). The final decision of such arbitrators will be rendered in writing to the parties not later than five days after the last day of the hearing, unless otherwise agreed by the parties in writing.
          (c) Place. The place of any arbitration hereunder will be Indianapolis, Indiana, and the language of any arbitration hereunder will be English. Unless otherwise agreed by the parties, the arbitration hearing shall be conducted on consecutive days.
     3.05 Hearings. Within the time period specified in Section 3.04(b), the matter shall be presented to the arbitrators at a hearing by means of written submissions of memoranda and verified witness statements, filed simultaneously, and responses, if necessary in the judgment of the arbitrators or both of the Groups. If the arbitrators deem it to be essential to a fair resolution of the dispute, live cross-examination or direct examination may be permitted, but is not generally contemplated to be necessary. The arbitrators shall actively manage the arbitration with a view to achieving a just, speedy and cost-effective resolution of the dispute, claim or controversy. The arbitrators may, in their discretion, set time and other limits on the presentation of each Group’s case, its memoranda or other submissions, and may refuse to receive any proffered evidence, which the arbitrators, in their discretion, find to be cumulative, unnecessary, irrelevant or of low probative nature. Any arbitration hereunder shall be conducted in accordance with the Commercial Arbitration Rules of the AAA (“Rules”) in effect on the date the Arbitration Demand Notice is served. The decision of the arbitrators will be final and binding on the parties, and judgment thereon may be had and will be enforceable in any court having jurisdiction over the parties. Arbitration awards will bear interest at the Applicable Rate plus 2% per annum, subject to any maximum amount permitted by applicable law. To the extent that the provisions of this Agreement and the prevailing Rules conflict, the provisions of this Agreement shall govern.
     3.06 Discovery and Certain Other Matters.
          (a)  Production of Documents. Any party involved in a dispute, controversy or claim subject to this Article III may request document production from the other party or parties of specific and expressly relevant documents, with the reasonable expenses of the producing party incurred in such production paid by the requesting party. Any such discovery shall be conducted in accordance with the Rules, subject to the discretion of the arbitrators. Any such discovery shall be conducted expeditiously and shall not cause the hearing to be adjourned except upon consent of all parties involved in the applicable dispute or upon an extraordinary showing of cause demonstrating that such adjournment is necessary to permit discovery essential to a party to the proceeding. Disputes concerning the scope of document production and enforcement of the document production requests will be determined by written agreement of the parties involved in the applicable dispute or, failing such agreement, will be referred to the arbitrators for resolution. Subject to the terms of this Agreement, all discovery requests will be subject to the parties’ rights to claim any applicable privilege, and no joint privilege may be waived without the prior written consent of all parties to this Agreement. The arbitrators will adopt procedures to protect the proprietary rights of the parties and to maintain the confidential treatment of the arbitration proceedings (except as may be required by law). Subject to the foregoing, the arbitrators shall have the power to issue subpoenas to compel the production of documents relevant to the dispute, controversy or claim.
          (b) Authority of Arbitrators. The arbitrators shall have full power and authority to determine issues of arbitrability but shall otherwise be limited to interpreting or construing the applicable provisions of this Agreement, and will have no authority or power to limit, expand, alter, amend, modify, revoke or suspend any condition or provision of this Agreement; it being understood, however, that the arbitrators will have full authority to implement the provisions of this Agreement, and to fashion appropriate remedies for breaches of this Agreement (including interim or permanent injunctive relief); provided that the arbitrators shall not have (i) any authority in excess of the authority a court having jurisdiction over the parties and the controversy or dispute would have absent these arbitration provisions or (ii) any right or power to award punitive damages. It is the intention of the parties that in rendering a decision the arbitrators give effect to the applicable provisions of this Agreement and follow applicable law (it being understood and agreed that this sentence shall not give rise to a right of judicial review of the arbitrators’ award). In resolving any arbitration initiated pursuant to Section 2.02, the arbitrators shall resolve the matter solely with reference to the respective fault, if any, of HI and BSI as reflected in the trial record of the BSI Litigation Matter to which such arbitration relates.
          (c) Effect of Failure to Participate. If a party fails or refuses to appear at and participate in an arbitration hearing after due notice, the arbitrators may hear and determine the controversy upon evidence produced by the appearing party.
          (d) Costs. Arbitration costs will be borne equally by each party involved in the matter, and each party will be responsible for its own attorneys’ fees and other costs and expenses, including the costs of any expert witnesses selected by such party.
     3.07 Certain Additional Matters.
          (a) Nature of Award. Any arbitration award shall be a bare award limited to a holding for or against a party and shall be without findings as to facts, issues or conclusions of law and shall be without a statement of the reasoning on which the award rests, but must be in adequate form so that a judgment of a court may be entered thereupon. Judgment upon any arbitration award hereunder may be entered in any court having jurisdiction thereof.
          (b) Confidentiality of Proceedings. Except as required by law, the parties shall hold, and shall cause their respective officers, directors, employees, agents and other representatives to hold, the existence, content and result of mediation or arbitration in confidence in accordance with the provisions of this Section 3.07(b) and except as may be required in order to enforce any award. Each of the parties shall request that any mediator or arbitrator comply with such confidentiality requirement.
     3.08 Law Governing Arbitration Procedures. The interpretation of the provisions of this Article III, only insofar as they relate to the agreement to arbitrate and any procedures pursuant thereto, shall be governed by the Arbitration Act, as amended, and other applicable federal law. In all other respects, the interpretation of this Agreement shall be governed as set forth in Section 4.02.
ARTICLE IV.
MISCELLANEOUS
     4.01 Complete Agreement. This Agreement, the Exhibit and the Schedule hereto shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.
     4.02 Governing Law. The validity and enforceability of the judgment sharing provisions of this Agreement shall be governed by and construed in accordance with federal law relating to judgment sharing agreements in antitrust matters, such as In re Brand Name Prescriptions Drugs Antitrust Litig., Nos. 94 C 897, MDL 997, 1995 WL 221853, (N.D. Ill. April 11, 1995); Cimarron Pipeline Const., Inc. v. National Council on Compensation Ins., No. Civ-89-822-T, 1992 WL 350612 (W.D. Okl. April 10, 1992); and California v. Infineon Technologies AG, No C 06-4333 PJH, (N.D. Cal. November 29, 2007) (Slip Copy, Docket No. 296). This Agreement shall otherwise be governed by and construed in accordance with the laws of the State of Indiana (other than the laws regarding choice of laws and conflicts of laws) as to all matters, including matters of validity, construction, effect, performance and remedies; provided, however, that the Arbitration Act shall govern the matters described in Article III.
     4.03 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person (including a nationally recognized delivery service) by facsimile, electronic mail or other standard form of telecommunications (provided confirmation is delivered to the recipient the next Business Day in the case of facsimile, electronic mail or other standard form of telecommunications) or by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to HI:	Hillenbrand Industries, Inc.
1069 State Route 46 East
Batesville, IN 47006-8835
c/o Corporate Secretary

If to BSI:	Batesville Casket Company, Inc.
One Batesville Boulevard
Batesville, IN 47006-8835
c/o General Counsel

If to BSI Parent:	Batesville Holdings, Inc.
One Batesville Boulevard
Batesville, IN 47006-8835
c/o General Counsel
or to such other address as any party hereto may have furnished to the other parties by a notice in writing in accordance with this Section 4.03.
     4.04 Amendment and Modification. This Agreement may be amended, modified or supplemented only by a written agreement signed by each of the parties hereto.
     4.05 Successors and Assigns: No Third Party Beneficiaries. This Agreement is made and shall be binding on and inure solely to the benefit of HI, BSI and BSI Parent and their respective successors or permitted assigns and does not otherwise confer any rights or defenses upon any other Person including any other codefendants in the BSI Litigation. Neither HI nor BSI nor BSI Parent may assign any of its rights or obligations under this Agreement to another Person without the consent of the other parties to this Agreement, which consents may be withheld for any reason or no reason. Subject to the foregoing: (a) this Agreement and all the terms and provisions hereof shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns; and (b) each party to this Agreement shall require any Person or Persons that, as a result of any merger, purchase of assets, reorganization or other transaction, acquires or succeeds to all or substantially all of its business or assets to assume its obligations under this Agreement pursuant to a written assumption agreement in form and substance reasonably satisfactory to the other parties.
     4.06 Counterparts. This Agreement may be executed in three or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
     4.07 Interpretation. The Article and Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties hereto and shall not in any way affect the meaning or interpretation of this Agreement.
     4.08 Legal Enforceability. Each party agrees that it shall not, directly or indirectly, challenge the enforceability of this Agreement on any grounds or under any circumstances. Without limiting the effect of the immediately preceding sentence, if any provision of this Agreement is determined by a Governmental Authority or the arbitrators selected under Section 3.04 to be prohibited or unenforceable in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Each party acknowledges that money damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the parties hereunder shall be specifically enforceable.

     4.09 Performance Standard. Each of HI, BSI Parent and BSI agrees to at all times exercise good faith and fair dealing in the performance of its rights and obligations under this Agreement and to cause the members of its respective Group to do likewise.
     4.10 Authority. Each of the parties hereto represents to the others that: (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement; (b) the execution, delivery and performance of this Agreement by it have been, duly authorized by all necessary corporate or other actions; (c) it has duly and validly executed and delivered this Agreement; and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.
     4.11 No Admission of Liability. Nothing contained in this Agreement is intended to be, nor shall it be deemed to be, an admission of liability to anyone or an admission of the existence of facts upon which liability could be based other than to HI, BSI and BSI Parent pursuant to the terms of this Agreement.
     4.12 Limitation on Damages. Neither the BSI Group nor the HI Group (or any member thereof) shall be obligated to pay damages (when aggregated with all damages paid by each other member of such Group, and all amounts paid which reduce a BSI Litigation Funding Obligation) to the other for any breach of this Agreement in an amount that exceeds its aggregate Funding Component hereunder (plus applicable costs and accrued interest) with respect to all BSI Litigation Matters. In addition, no party shall be liable to any other party to this Agreement for the payment of punitive, indirect, incidental or consequential damages, including (without limitation) lost profits or lost opportunity damages with respect to any breach of this Agreement.
     4.13 Joint Authorship. This Agreement shall be treated as though it were jointly drafted by HI, on the one hand, and BSI and BSI Parent, on the other hand, and any ambiguities shall not be construed for or against any party hereto on the basis of attributed authorship.
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     4.14 References; Construction. Any reference to an “Article,” “Exhibit,” “Schedule” or “Section,” without more, is to an Article, Exhibit, Schedule and Section to or of this Agreement. Unless otherwise expressly stated, clauses beginning with the term “including” set forth examples only and in no way limit the generality of the matters thus exemplified. References to “and” and “or” in this Agreement shall in each instance include both the conjunctive and the disjunctive.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

HILLENBRAND INDUSTRIES, INC.

By:	/s/ Patrick D. de Maynadier

Name:	Patrick D. de Maynadier
Title:	Senior Vice President

BATESVILLE HOLDINGS, INC.

By:	/s/ Kenneth A. Camp

Name:	Kenneth A. Camp
Title:	President and Chief Executive Officer

BATESVILLE CASKET COMPANY, INC.

By:	/s/ Kenneth A. Camp

Name:	Kenneth A. Camp
Title:	President and Chief Executive Officer